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                                                                   EXHIBIT 99.01

THE ST JOE COMPANY
SUPPLEMENTAL CALCULATION OF SELECTED CONSOLIDATED FINANCIAL DATA
(DOLLARS IN THOUSANDS)



THE FOLLOWING TABLE CALCULATES EBITDA (GROSS AND NET):

                                                        Three Months Ended   Three Months Ended
                                                          March 31, 1999       March 31, 1998
                                                        ------------------   ------------------
Income from continuing and discontinued operations
before income taxes and minority interest                   $ 32,062             $ 20,350
Additions:
  Depreciation and amortization                               11,451                8,517
  Interest expense                                               248                   86
Deductions:
  Gain on sales of nonoperating assets                           (33)                (315)
                                                            --------             --------

EBITDA, Gross                                                 43,728               28,638

Less minority interest percentages:
  Income before income taxes                                 (11,881)              (6,056)
  Depreciation and amortization                               (3,369)              (3,005)
  Interest expense                                               (41)                 (39)
  Gain on sales of nonoperating assets                           (24)                  87
                                                            --------             --------
EBITDA, Net                                                 $ 28,413             $ 19,625
                                                            ========             ========
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